EXHIBIT 10.3

Notice of Stock Option Grant

Skyworks Solutions, Inc.

«Title» «FirstName» «LastName» «Address1» «Address2» «City», «State» «PostalCode»	Number of Shares Which May be Purchased:	«Shares»
	Option Price:	«Price»
	Grant Date:	«Grant Date»
	Last Date to Exercise:	«Expiration Date»
	Plan:	2001 DSOP

We are pleased to inform you that you have been granted an Option to purchase shares of the Common Stock of Skyworks Solutions, Inc., as shown above. Your Option has been granted under Skyworks’ Directors 2001 Stock Option Plan, a copy of which is attached to this Notice. Please review the 2001 Plan carefully.

1.	Vesting: Subject to the terms of the 2001 Plan, option shares vest (become exercisable) under the following schedule:
	Anniversary of Grant Date:	1st	2nd	3rd	4th
	Shares vested on and after that date:	25%	50%	75%	100%
2.

Exercise: You may exercise this Option, in whole or in part, to purchase a whole number of vested shares at any time, by following the exercise procedures set up by the Company. All exercises must take place before the Last Date to Exercise, or such earlier date as is set out in the 2001 Plan following your ceasing to be a Director of Skyworks Solutions. The number of shares you may purchase as of any date cannot exceed the total number of shares vested by that date, less any shares you have previously acquired by exercising this Option.

3.

Termination of Service or Change of Control: If you cease to be a Director of Skyworks Solutions for any reason, or if there is a Change of Control, the exercise of this Option is subject to special exercise and vesting provisions. Please refer to the 2001 Plan for details.

4.

Taxes, Withholding and Disposition of Stock: In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company shall have the right to require such payments from you, or to withhold such amounts from other payments due to you from the Company.

5.

Nontransferability; Persons Able to Exercise: You cannot sell, transfer or give this Option to anyone else. During your life, you are the only person who can exercise this Option. Provisions in the 2001 Plan establish how this Option may be exercised after your death.

6.	Non-Qualified Option. This is a non-qualified stock option and is not intended to be an Incentive Stock Option as that term is described in Section 422 of the Internal Revenue Code, as amended.
7.

Option Subject to the 2001 Plan: This Option has been granted under Skyworks’ Directors 2001 Stock Option Plan, which, together with the terms contained in this Notice, describes the terms and conditions of your grant. The 2001 Plan is incorporated into this Notice by reference. You may get additional copies of the 2001 Plan or the Plan Prospectus from the Skyworks’ Stock Administration Department.

You should review the 2001 Plan and Prospectus carefully.